UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported)   January 5, 2009

j2 Global Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-25965 (Commission File Number)	51-0371142 (IRS Employer Identification No.)

6922 Hollywood Blvd.
Suite 500
Los Angeles, California  90028
(Address of principal executive offices)

(323) 860-9200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On January 5, 2009, j2 Global Communications (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Union Bank, N.A. (“Lender”) in order to further enhance its liquidity in the event of potential acquisitions. This supplements the approximately $141 million in cash and equivalents the Company had as of September 30, 2008.

The Credit Agreement provides for a $25.0 million revolving line of credit with a $2.5 million letter of credit sublimit. The facility is unsecured (except to the limited extent described below) and was undrawn at closing. Revolving loans may be borrowed, repaid and re-borrowed until January 5, 2011, on which date all outstanding principal of, together with accrued interest on, any revolving loans will be due. The Company may prepay the loans and terminate the commitments at any time, without premium or penalty.

Loans will bear interest at the election of the Company at either:

▪	LIBOR plus a margin equal to 1.50% for interest periods of 1, 2, 3 or 6 months (the “Fixed Interest Rate”); or
▪
the “Base Rate”, defined as the highest of (i) the reference rate in effect on such date, (ii) the federal funds rate in effect on such date plus a margin equal to 0.05% and (iii) the 1 month LIBOR rate.

The Company is also obligated to pay closing fees, letter of credit fees and commitment fees customary for a credit facility of this size and type.

Interest on the loans is payable quarterly or, if accruing at a Fixed Interest Rate, on the last day of the applicable LIBOR interest rate period, or for LIBOR interest rate periods longer than 3 months, at the end of each 3-month period in the applicable LIBOR interest rate period.

Pursuant to the Credit Agreement, Phone People Holdings Corporation, a wholly-owned U.S. subsidiary of the Company, entered into a Continuing Guaranty (the “Guaranty”) in favor of Lender, pursuant to which it guarantied all of the obligations of the Company under the Credit Agreement. Future significant subsidiaries based in the U.S. will also be required to guaranty the Company’s obligations under the Credit Agreement.  “Significant subsidiary” is defined as subsidiaries that had net income for the fiscal quarter then most recently ended in excess of ten percent (10%) of EBITDA (as defined in the Credit Agreement) for such fiscal quarter or had assets in excess of ten percent (10%) of the total assets of the Company and its subsidiaries on a consolidated basis as at the end of the fiscal quarter then most recently ended.  Also pursuant to the Credit Agreement, the Company is entering into a Security Pledge Agreement whereby the Company grants to Lender a security interest in 65% of the issued stock of j2 Global Holdings Limited, a wholly owned Irish subsidiary of the Company.  The Company will also be required to grant a security interest to Lender in 65% of the issued stock of any future non-U.S. based significant subsidiary.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company’s ability to, among other things, grant liens, dispose of assets, incur indebtedness, guaranty obligations, merge or consolidate, acquire another company, make loans or investments or repurchase stock, in each case subject to exceptions customary for a credit facility of this size and type. The Credit Agreement also contains financial covenants that establish minimum EBITDA, net worth and liquid asset levels and limit the amount of operating lease obligations that may be assumed.

The Credit Agreement includes customary events of default that include, among other things, payment defaults, inaccuracy of representations and warranties, covenant defaults, material bankruptcy and insolvency events, judgments and failure to comply with judgments, tax defaults, change of control and cross defaults, in each case subject to exceptions and/or thresholds customary for a credit facility of this size and type. The occurrence of an event of default could result in the acceleration of the Company’s repayment obligations under the Credit Agreement.

A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report and incorporated by reference herein. The above description is qualified in its entirety by reference to the Credit Agreement and its exhibits.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

10.1	Credit Agreement dated as of January 5, 2009 between j2 Global Communications, Inc. and Union Bank N.A..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

j2 Global Communications, Inc. (Registrant)

Date: January 9, 2008	By:	/s/ Jeffrey D. Adelman
Jeffrey D. Adelman Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Credit Agreement dated as of January 5, 2009 between j2 Global Communications, Inc. and Union Bank N.A..